Exhibit 99.1
News Release

Celanese Corporation

222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Announces Agreement to Divest Micromax® Business

•Purchase price of approximately $500 million, subject to adjustment, net proceeds of which will be dedicated to deleveraging
•Current pro forma run rate EBITDA of the business in 2025 is approximately $40 million

DALLAS, October 28, 2025 (BUSINESS WIRE) – Celanese Corporation (NYSE: CE), a global specialty materials and chemical company, announced today it has signed a definitive agreement to divest the Micromax® portfolio of products to Element Solutions Inc (NYSE: ESI). Under the terms of the agreement, Celanese will receive approximately $500 million in cash, subject to adjustments.

“The agreement to divest Micromax benefits Celanese and our shareholders, and we are pleased to have run a successful process that maximizes the value of the asset,” said Scott Richardson, President and Chief Executive Officer of Celanese. “In addition to the value created, the transaction and our commitment to use the transaction proceeds to pay down debt highlight how we are aggressively and prudently taking steps to deleverage our balance sheet. This is an important milestone in our journey as we continue to execute against our key priorities, and we are excited for the opportunities the Micromax team will have as part of Element Solutions.”

“Micromax is a great fit for Element Solutions, enhancing our Electronics business’ customer value proposition and the breadth of high-value solutions we can offer to our supply chain,” said Benjamin Gliklich, Chief Executive Officer of Element Solutions. “The Micromax product portfolio aligns with our core competencies in formulations capability and metals expertise with a high-touch, low capital intensity operating model. Equally importantly, the business brings a proven team of experienced, highly technical leaders in adjacent electronics materials segments.”

The transaction is expected to close in the first quarter of 2026, subject to certain regulatory approvals and customary closing conditions.

Morgan Stanley & Co. LLC is acting as financial advisor to Celanese on the transaction, and Kirkland & Ellis LLP and Allen Overy Shearman Sterling LLP are providing legal counsel.

For more information on Celanese and the Micromax® portfolio of products, visit www.celanese.com.

Celanese Contacts:
Investor Relations	Media - U.S.	Media - Europe
Bill Cunningham	Jamaison Schuler	Petra Czugler
Phone: +1 302 772 5231	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com
About Micromax®

The Micromax® business is a global supplier of advanced electronic inks and pastes designed for high-performance electronics. These materials are used in a variety of applications, including navigation and defense, medical monitoring and advanced circuit board components. Micromax® products are known for durability, flexibility, and performance in harsh environments. The portfolio includes conductive, resistive, and dielectric thick film inks, as well as Low-Temperature Co-fired Ceramic (LTCC) materials for creating multilayer circuits.

About Celanese

Celanese Corporation is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs more than 11,000 employees worldwide with 2024 net sales of $10.3 billion.

Forward-Looking Statements

The information set forth in this release contains certain “forward-looking statements,” which include information concerning the expected timing of the closing of the transaction, Celanese’s plans, objectives, goals, future revenues, financial performance, deleveraging efforts, and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that Celanese will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. These include, but are not limited to, Celanese’s ability to obtain regulatory approval for and satisfy closing conditions to the transactions described herein, the timing of closing thereof, and Celanese’s ability to realize the anticipated benefits of the transactions described herein. Numerous factors, many of which are beyond Celanese’s control could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date the statement is made.